Exhibit 4.4

STARBUCKS CORPORATION

$500,000,000 2.450% SENIOR NOTES DUE 2026

SIXTH SUPPLEMENTAL INDENTURE

Dated as of May 16, 2016

To

INDENTURE

Dated as of August 23, 2007

DEUTSCHE BANK TRUST COMPANY AMERICAS

Trustee

TABLE OF CONTENTS

Page

ARTICLE 1.
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Relationship with Base Indenture	1
Section 1.02	Definitions	2
Section 1.03	Other Definitions	8

ARTICLE 2.
THE NOTES

Section 2.01	Form and Dating	8
Section 2.02	Transfer and Exchange	9
Section 2.03	Issuance of Additional Notes	13

ARTICLE 3.
REDEMPTION AND PREPAYMENT

Section 3.01	Notice of Redemption	14
Section 3.02	Notes Redeemed in Part	14
Section 3.03	Optional Redemption	14
Section 3.04	Mandatory Redemption	15

ARTICLE 4.
PARTICULAR COVENANTS

Section 4.01	Liens	15
Section 4.02	Offer to Purchase Upon Change of Control Triggering Event	17
Section 4.03	Sale and Lease-Back Transactions	18

ARTICLE 5.
SUCCESSORS

Section 5.01	Merger, Consolidation or Sale of Assets	20

ARTICLE 6.
DEFAULTS AND REMEDIES

Section 6.01	Events of Default	20

ARTICLE 7.
MISCELLANEOUS

Section 7.01	Trust Indenture Act Controls	21
Section 7.02	Governing Law	21
Section 7.03	Successors	22
Section 7.04	Severability	22
Section 7.05	Counterpart Originals	22
Section 7.06	Table of Contents, Headings, Etc	22

i

TABLE OF CONTENTS

(continued)

EXHIBIT

Exhibit A	FORM OF 2026 NOTE

ii

SIXTH SUPPLEMENTAL INDENTURE dated as of May 16, 2016, by and between Starbucks Corporation, a Washington corporation (the “Company”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”).

The Company has heretofore executed and delivered to the Trustee an indenture, dated as of August 23, 2007 (the “Base Indenture”, and together with this Sixth Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of one or more series of the Company’s securities.

The Company desires and has requested the Trustee pursuant to Section 9.01 of the Base Indenture to join with it in the execution and delivery of this Sixth Supplemental Indenture in order to supplement the Base Indenture as, and to the extent set forth herein to provide for the issuance and the terms of the Notes (as defined below).

Section 9.01 of the Base Indenture provides that the Company and the Trustee, without the consent of any holders of the Company’s Securities, may amend or waive certain terms and conditions in the Base Indenture as permitted by Sections 2.01 and 2.02 thereof.

The execution and delivery of this Sixth Supplemental Indenture has been duly authorized by a resolution of the Board of Directors of the Company or a duly authorized committee thereof.

All conditions and requirements necessary to make this Sixth Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 2.450% Senior Notes due 2026 (the “Notes”):

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01     Relationship with Base Indenture.

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made a part of this Sixth Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Sixth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any-provision of the Base Indenture conflicts with the express provisions of this Sixth Supplemental Indenture, the provisions of this Sixth Supplemental Indenture will govern and be controlling.

The Trustee accepts the amendment of the Base Indenture effected by this Sixth Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in this Sixth Supplemental Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture, and without limiting the generality of the foregoing, the Trustee will not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (1) the validity or sufficiency of this Sixth Supplemental Indenture or any of the terms or provisions hereof, (2) the proper authorization hereof by the Company, (3) the due execution hereof by the Company or (4) the consequences (direct or-indirect- and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 1.02     Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth in the Base Indenture. The following terms have the meanings given to them in this Section 1.02:

“Additional Notes” means any Notes (other than the Initial Notes) issued under this Sixth Supplemental Indenture in accordance with Sections 2.03 hereof, as part of the same series as the Initial Notes.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the lesser of (A) the present value of the total net amount of lease payments required to be paid under such lease during the remaining term thereof (after deducting the amount of rent to be received under non-cancellable subleases and including any period for which such lease has been extended), discounted at the greater of (x) the weighted average interest rate per annum borne by the Notes or (y) the interest rate inherent in such lease, in each case, as determined by the Chief Financial Officer, Treasurer or Controller of the Company, compounded semiannually, or (B) the sale price for the Principal Property so sold and leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction and the denominator of which is the base term of such lease. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (i) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (ii) the net amount determined assuming no such termination.

For purposes of determining such Attributable Debt, “lease payments” are the aggregate amount of the rent payable by the lessee with respect to the applicable period, after excluding amounts required to be paid on account-of maintenance and repairs, water rates and similar utility charges. If and to the extent the amount of any lease payment during any future period is not definitely determinable under the lease in question, the amount of such, lease-payment will be estimated in such reasonable manner as the Chief Financial Officer, Treasurer or Controller of the Company may in good faith determine.

“Base Indenture” has the meaning set forth in the preamble to this Sixth Supplemental Indenture, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Capital Stock” means:

(1)         with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2)         with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Change of Control” means the occurrence of one or more of the following events:

(1)         any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

(2)         the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3)         any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4)         during any period of 24 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of such Board of Directors or equivalent governing body on the first day of such period, (ii) whose election or nomination to such Board of Directors or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of such Board of Directors or equivalent governing body or (iii) whose election or nomination to such Board of Directors or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of such Board of Directors or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of such Board of Directors or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors).

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a wholly owned Subsidiary of a holding company and (ii) the holders of the Voting Stock of such holding company immediately following such transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, and includes, without limitation, all series and classes of such Common Stock.

“Comparable Treasury Issue” means, with respect to each Reference Treasury Dealer, the United States Treasury security selected by such Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Consolidated Net Tangible Assets” means, as of any date on which the Company effects a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, all as set forth in the Company’s most recent consolidated balance sheet and computed in accordance with GAAP applied on a consistent basis.

“Credit Agreement” means the Credit Agreement, dated as of November 6, 2015, among the Company, as borrower, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, Wells Fargo Bank, N.A. and Citibank, N.A., as co-syndication Agents and L/C issuers, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia, U.S. Bank National Association and Morgan Stanley MUFG Loan Partners, LLC, as co-documentation agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, and Citigroup Global Markets Inc. as joint lead arrangers and joint book managers, and each of the other Lenders a party thereto, including any related letters of credit, notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time by one or more credit facilities, in which case, the credit agreement or similar agreement together with all other documents and instruments related thereto shall constitute the “Credit Agreement” under the Indenture, whether with the same or different agents and lenders.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.02 hereof, substantially in the form of Exhibit A hereto except that such Note will not bear the Global Note Legend.

“Depositary” means, with respect to the Notes, DTC and any successor thereto designated as depositary for the Notes pursuant to Section 2.02 of this Sixth Supplemental Indenture.

“Funded Debt” means Indebtedness, whether or not contingent, for money borrowed (including all obligations evidenced by bonds, debentures, notes or similar instruments) owed or guaranteed by the Company or any consolidated Subsidiary, and any of the debt which under GAAP would appear as debt on the consolidated balance sheet of the Company.

“Global Note Legend” means the legend set forth in Section 2.02(f), which is required to be placed on all Global Notes issued under this Sixth Supplemental Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes, in the form of Exhibit A hereto issued in accordance with Section 2.01 hereof.

“Holder” means a Person in whose name a Note is registered.

“Indenture” means the Base Indenture, as supplemented by this Sixth Supplemental Indenture, governing the Notes, in each case, as amended, supplemented or restated from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $500,000,000 aggregate principal amount of Notes issued under this Sixth Supplemental Indenture on the date hereof.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in each case, if such Rating Agency ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, the equivalent investment grade credit rating by the replacement agency selected by the Company in accordance with the procedures described below.

“Material Subsidiary” means each Subsidiary of the Company that meets either of the following tests: (a) its assets equal or exceed three percent of total assets of the Company and its Subsidiaries on a consolidated basis, or (b) its revenues equal or exceed three percent of the total revenues of the Company and its Subsidiaries on a consolidated basis; provided that (i) if the Subsidiaries that meet either of the tests in (a) or (b), when combined with revenues generated or assets owned directly by the Company (excluding any assets located or revenues generated at the Subsidiary level), aggregate less than 90% of the total assets or total revenues of the Company and its Subsidiaries on a consolidated basis, the Company shall designate additional Subsidiaries to constitute Material Subsidiaries until such threshold is met, and (ii) once a Subsidiary is deemed a Material Subsidiary, whether by virtue of the tests in (a) or (b) above, or a result of designation pursuant to part (i) of this proviso, such Subsidiary shall continue to constitute a Material Subsidiary throughout the term of the Notes.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Nonrecourse Obligation” means Indebtedness or lease payment obligations related to (i) the acquisition of a Principal Property not previously owned by the Company or any Subsidiary or (ii) the financing of a project involving the development or expansion of any Principal Property owned by the Company or any Subsidiary, as to which the obligee with respect to such Indebtedness or obligation has no recourse to the Company or any Subsidiary or any of the Company’s or its Subsidiaries’ assets other than such Principal Property so acquired, developed or expanded, as applicable.

“Notes” has the meaning assigned to it in the preamble to this Sixth Supplemental Indenture. The Initial Notes and the Additional Notes will be treated as a single class for all purposes under this Sixth Supplemental Indenture, and unless the context otherwise requires, all references to the Notes will include the Initial Notes and any Additional Notes.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Person” has the meaning set forth in the Indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Principal Property” means any individual facility or real property, or portion thereof, owned or hereafter acquired by the Company or any Subsidiary and located within the United States of America, which, in the good faith opinion of the Company’s Chief Executive Officer, President, or Chief Financial Officer, is of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole, provided that no such individual facility or property will be deemed of material importance if its gross book value (excluding therefrom any equipment and before deducting accumulated depreciation) is less than 1.0% of the Consolidated Net Tangible Assets of the Company. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions. As of the date hereof, there are no Principal Properties of the Company.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization,” as defined in Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of its Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Reference Treasury Dealer” means (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC (or their respective affiliates which are Primary Treasury Dealers (as defined below)) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by a Reference Treasury Dealer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company and the Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by the Company or such Subsidiary to such Person and which lease is required by GAAP to be capitalized on the balance sheet of such lessee.

“Sixth Supplemental Indenture” means this Sixth Supplemental Indenture, dated as of the date hereof, by and among the Company and the Trustee, governing the Notes, as amended, supplemented or otherwise modified from time to time in accordance with the Base Indenture and the terms hereof.

“Subsidiary” means any corporation, limited liability company or other similar type of entity in which the Company and/or one or more of its subsidiaries together own voting stock, membership interests or other capital securities having the power to elect a majority of the Board of Directors or similar governing body of such corporation, limited liability company or other similar type of entity, directly or indirectly. For the purposes of this definition, “voting stock” means stock or other capital securities which ordinarily have voting power for the election of directors or similar governing body, whether at all times or only so long as no senior class of stock or other capital securities have such voting power by reason of any contingency.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Section 1.03     Other Definitions.

Term	Defined in Section
“Change of Control Date”	4.02
“Change of Control Offer”	4.02
“Change of Control Payment Date”	4.02
“Change of Control Purchase Price”	4.02
“DTC”	2.02
“Event of Default”	6.01
“Mortgage”	4.01

ARTICLE 2.

THE NOTES

Section 2.01     Form and Dating.

(a)         General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes will be in denominations of $2,000 with integral multiples of $1,000 thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Sixth Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Sixth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Base Indenture, the provisions of the Note will govern and be controlling, and to the extent any provision of the Note conflicts with the express provisions of this Sixth Supplemental Indenture, the provisions of this Sixth Supplemental Indenture will govern and be controlling.

(b)         Global Notes. Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon). Notes issued in definitive form will be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon). Each Global Note will represent such of the outstanding Notes as will be specified therein and each will provide that it will represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.02 hereof.

Section 2.02     Transfer and Exchange.

(a)        Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes of a series will be exchanged by the Company for Definitive Notes if:

(1)     the Company delivers to the Trustee notice from the Depositary that (A) it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary or (B) it is no longer a clearing agency registered under the Exchange Act; or

(2)     the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes will be issued in such names and in any approved denominations as the Depositary will instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 of the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.02 or Section 2.08 or 2.11 of the Base Indenture, will be authenticated and delivered in the form of, and will be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.02(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 2.02(b), (c) or (g) hereof.

(b)         Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Sixth Supplemental Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)         Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions will be required to be delivered to the Registrar to effect the transfers described in this Section 2.02(b)(1).

(2)         All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.02(b)(1).above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)    (i)         a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

          (ii)         instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Sixth Supplemental Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee will adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.02(g) hereof.

(c)         Transfer or Exchange of Beneficial Interests for Definitive Notes.

If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.02(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.02(g) hereof, and the Company will execute and, upon receipt of an Authentication Order, the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.02(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)         Transfer and Exchange of Definitive Notes for Beneficial Interests.

A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the previous paragraph at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a Definitive Note.

(e)         Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.02(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder will present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a-written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing. In addition, the requesting Holder will provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.02(e).

(f)         Legends. The following legends will appear on the face of all Global Notes issued under this Sixth Supplemental Indenture unless specifically stated otherwise in the applicable provisions of this Sixth Supplemental Indenture.

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE SIXTH SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.02 OF THE SIXTH SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.02(a) OF THE SIXTH SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY

AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g)         Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)     General Provisions Relating to Transfers and Exchanges.

(1)         To permit registrations of transfers and exchanges, the Company will execute and, upon receipt of an Authentication Order, the Trustee will authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(2)         No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 4.02 hereof and Sections 2.11, 3.06 and 9.05 of the Base Indenture).

(3)         The Registrar will not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)     All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Sixth Supplemental Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)     The Company will not be required:

(A)      to issue, to register the transfer of or to exchange any Notes during a period of 15 days before the day of any selection of Notes for redemption under Section 3.02 of the Base Indenture and ending at the close of business on the day of selection;

(B)      to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)      to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)     Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company will be affected by notice to the contrary.

(7)     The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.03 of the Base Indenture.

(8)     All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.02 to effect a registration of transfer or exchange may be submitted by facsimile.

(9)     The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Sixth Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Sixth Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10)     Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.03     Issuance of Additional Notes.

The Company will be entitled, upon delivery of an Officer’s Certificate and an Opinion of Counsel, to issue Additional Notes under this Sixth Supplemental Indenture which will have identical terms as the Initial Notes issued on the date hereof, other than with respect to the date of issuance, and in some cases, issue price and the first interest payment date. The Initial Notes issued on the date hereof and any Additional Notes issued will be treated as a single class for all purposes under this Sixth Supplemental Indenture.

With respect to any Additional Notes, the Company will set forth in a resolution of its Board of Directors and an Officer’s Certificate, a copy of each which will be delivered to the Trustee, the following information:

(a)      the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Sixth Supplemental Indenture; and

(b)      the issue price, the issue date and the CUSIP number of such Additional Notes.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01     Notice of Redemption.

The Company will deliver to the Trustee, at least 45 days prior to the redemption date (or such shorter period as the Trustee in its sole discretion may allow), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03 of the Base Indenture.

Section 3.02     Notes Redeemed in Part.

No Notes of $2,000 or less can be redeemed in part.

Section 3.03     Optional Redemption.

At any time prior to March 15, 2026 (three months prior to the maturity date of the Notes), the Notes will be redeemable, in whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to the greater of:

(i)         100% of the aggregate principal amount of the Notes to be redeemed; or

(ii)         the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest on the Notes being redeemed to the redemption date.

Calculation of the foregoing shall be made by the Company or on the Company’s behalf by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

At any time on and after March 15, 2026 (three months prior to the maturity date of the Notes), the Notes will be redeemable in whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Section 3.04     Mandatory Redemption.

Except as set forth in Section 4.02, the Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4.

PARTICULAR COVENANTS

Section 4.01     Liens.

(a)         The Company will not, and will not permit any of its Subsidiaries to, issue, incur, create, assume or guarantee any Funded Debt secured by a mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance (collectively, a “Mortgage”) upon any Principal Property or upon any shares of stock or Indebtedness of any Subsidiary that owns any Principal Property (whether such Principal Property, shares or Indebtedness are now existing or owed or hereafter created or acquired) without in any such case effectively providing, concurrently with the issuance, incurrence, creation, assumption or guaranty of any such Funded Debt, or the grant of such Mortgage, that the Notes (together with, if the Company shall so determine, any other Indebtedness of or guaranty by the Company or such Subsidiary ranking equally with the Notes) shall be secured equally and-ratably with (or, at the Company’s option, prior to) such Funded Debt; provided that any Mortgage created for the benefit of the Holders of the Notes pursuant to this provision shall provide by its terms that such Mortgage shall be automatically and unconditionally released and discharged upon the release and discharge of the Mortgage that resulted in such provision becoming applicable. The foregoing restriction, however, will not apply to each of the following and therefore the following Mortgages (and the Funded Debt secured thereby), will be excluded from any computation under subsection (b) of this Section 4.01 and Section 4.03(b):

(1)       Mortgages on property, shares of stock or Indebtedness or other assets of any Person existing at the time such Person becomes a Subsidiary;

(2)       Mortgages on property, shares of stock or Indebtedness or other assets existing at the time of acquisition thereof by the Company or a Subsidiary, or Mortgages thereon to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, renovation, improvement or development thereon or thereof, or Mortgages on property, shares of stock or Indebtedness or other assets to secure any Indebtedness incurred or guaranteed prior to, at the time of, or within 360.days after, the latest of the acquisition thereof or, in the case of property, the completion of such construction, installation, renovation, improvement or development or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, installation, renovation, improvement or development;

(3)      Mortgages in favor of the Company or a Subsidiary to secure Funded Debt owing to the Company or to a Subsidiary;

(4)      Mortgages existing on the date hereof;

(5)      Mortgages on property, shares of stock or Indebtedness or assets of a Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary or at the time of a sale, lease or other disposition of properties of such Person as an entirety or substantially as an entirety to the Company or a Subsidiary;

(6)      Mortgages in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any foreign government, or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia) or any foreign government, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control or industrial revenue bonds or similar financing);

(7)      Mortgages created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; or

(8)      extensions, renewals, refundings, or replacements, in whole or in part, of any Mortgage referred to in the foregoing clauses; provided, however, that (A) the principal amount of Funded Debt secured thereby shall not exceed the principal amount of Funded Debt, plus any premium or fee payable in connection with any such extension, renewal, refunding or replacement, so secured at the time of such extension, renewal, refunding or replacement and (B) such extension, renewal, refunding, or replacement Mortgages will be limited to all or part of the same property, shares of stock or Indebtedness or assets and improvement or development thereon or thereof which secured the Indebtedness so secured at the time of such extension, renewal, refunding or replacement.

(b)         Notwithstanding the restrictions set forth in the first sentence of the preceding paragraph, the Company or any Subsidiary may issue, incur, create, assume or guarantee Funded Debt secured by a Mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the .Notes, provided that after giving effect thereto, the aggregate amount of all Funded Debt so secured by Mortgages (not including Funded Debt secured by Mortgages permitted under clauses (1) through (8) of the second sentence of paragraph (a) above) plus the aggregate amount of all Attributable Debt in respect of Sale and Lease-Back

Transactions relating to Principal Properties (excluding any Attributable Debt permitted to be incurred pursuant to clauses (1) through (8) of paragraph (a) of Section 4.03 hereof) does not exceed 15 percent of the Company’s Consolidated Net Tangible Assets.

Section 4.02     Offer to Purchase Upon Change of Control Triggering Event.

(a)         Upon the occurrence of a Change of Control Triggering Event (the date of such occurrence, the “Change of Control Date”), unless the Company has exercised its right to redeem the Notes pursuant to Section 3.03, each Holder shall have the right to require the Company to .purchase such Holder’s Notes in whole or in part at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment Date”), pursuant to and in accordance with the offer described in this Section 4.02 (the “Change of Control Offer”).

(b)        Within 30 days following the Change of Control Date, or at the Company’s option, prior to any Change of Control but after public announcement of the pending Change of Control, the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i)         that the Change of Control Offer is being made pursuant to this Section 4.02 and that all Notes validly tendered will be accepted for payment;

(ii)         the Change of Control Purchase Price and the Change of Control Payment Date, which shall be a Business Day that is no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law;

(iii)         that any Note not tendered will continue to accrue interest;

(iv)         that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date unless the Company shall default in the payment of the Change of Control Purchase Price of the Notes and the only remaining right of the Holder is to receive payment of the Change of Control Purchase Price upon surrender of the Notes to the Paying Agent;

(v)         that Holders electing to have a portion of a Note purchased pursuant to a Change of Control Offer may only elect to have such Note purchased in integral multiples of $1,000;

(vi)         that if a Holder elects to have a Note purchased pursuant to the Change of Control Offer it will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the-notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(vii)   that a Holder will be entitled to withdraw its election if the Company receives, not later than the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes such Holder delivered for purchase, and a statement that such Holder is withdrawing its election to have such Note purchased; and

(viii)   that if Notes are purchased only in part a new Note of the same type will be issued in a principal amount equal to the unpurchased portion of the Notes surrendered.

(c)        On or before the Change of Control Payment Date, the Company shall, to the extent lawful, accept for payment, all Notes or portions thereof validly tendered pursuant to the Change of Control Offer, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4.02. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

(d)        The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an offer hereunder. To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section 4.02, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.02 by virtue thereof.

(e)        The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

Section 4.03   Sale and Lease-Back Transactions.

(a)        The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property. The foregoing restriction, however, will not apply to, and therefore there will be excluded from any computation under subsection (b) below and under subsection (b) of Section 4.01, any Sale and Lease-Back Transaction (and any Attributable Debt relating thereto) if:

(1)         the Company or a Subsidiary is permitted to create Funded Debt secured by a Mortgage pursuant to any of clauses (1) through (8) inclusive under the second sentence of subsection (a) of Section 4.01 on the Principal Property involved in such Sale and Lease-Back Transaction, in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes;

(2)         the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer or Controller) and the Company or a Subsidiary applies an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 360 days thereof to the prepayment or retirement of debt for borrowed money of the Company or a Subsidiary (other than debt that is subordinated to the Notes or debt owed to the Company or a Subsidiary);

(3)         the Company or a Subsidiary apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 360 days thereof to the purchase, construction, development, expansion or improvement of other property;

(4)         such Sale and Lease-Back Transaction involves a lease for a term, including renewals, of not more than three years;

(5)         such Sale and Lease-Back Transaction is between the Company and a Subsidiary, or between Subsidiaries;

(6)         such Sale and Lease-Back Transaction is executed at the time of, or within 12 months after the latest of the acquisition, the completion of construction or improvement, or the commencement of substantial commercial operation, of the Principal Property covered thereby;

(7)         the lease in such Sale and Lease-Back Transaction secures or relates to industrial revenue or pollution control bonds if the Company is permitted to incur a Mortgage in connection with such industrial revenue or pollution control bonds pursuant to clause (6) of the second sentence of subsection (a) of Section 4.01; or

(8)         the lease payment in such Sale and Lease-Back Transaction is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

(b)        Notwithstanding the restrictions in the first sentence of subsection (a), the Company or any Subsidiary may enter into any Sale and Lease-Back Transaction with respect to any Principal Property which would otherwise be subject to such restrictions, provided that after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such Sale and Lease-Back Transactions (not including any Attributable Debt permitted to be incurred pursuant to clauses (1) through (8) of subsection (a) above) plus the aggregate amount of all secured Funded Debt incurred pursuant to subsection (a) of Section 4.01 (excluding Funded Debt secured by Mortgages permitted by clauses (1) through (8) of the second sentence of subsection (a) thereunder) does not exceed 15 percent of the Consolidated Net Tangible Assets.

ARTICLE 5.

SUCCESSORS

Section 5.01   Merger, Consolidation or Sale of Assets.

The Company shall not merge or consolidate with any other Person or Persons (whether or not affiliated with the Company) or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property or assets to any other Person or Persons (whether or not affiliated with the Company), unless:

(i)         either: (a) the transaction is a merger or consolidation and the Company is the surviving entity; or (b) the successor Person (or the Person which acquires by sale, conveyance, transfer or lease all or substantially all of the Company’s property or assets) is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture satisfactory to the Trustee, all of the Company’s obligations under the Notes and the Indenture;

(ii)         immediately after giving effect to the transaction and treating the Company’s obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Event of Default (and no event or condition which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing under the Indenture; and

(iii)        an Officer’s Certificate is delivered to the Trustee to the effect that both of the conditions set forth in clauses (i) and (ii) above have been satisfied.

In the event of any of the above transactions, if there is a successor Person as described in clause (i)(b) immediately above, then the successor will expressly assume all of the Company’s obligations under the Indenture and automatically be substituted for the Company in the Indenture and as issuer of the Notes. Further, if the transaction is in the form of a sale or conveyance, after any such transfer (except in the case of a lease), the Company will be discharged from all obligations and covenants under the Indenture and all Notes issued thereunder.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01   Events of Default.

The Notes shall not have the benefit of the Events of Default set forth in the Base Indenture. Instead, each of the following is an “Event of Default” with respect to the Notes:

(a)        the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 90 days;

(b)        failure in the payment when due of principal of or premium, if any, on the Notes;

(c)        default in the performance or breach of any covenant or warranty of the Company relating to the Notes, which default continues uncured for a period of 90 days after receipt by the Company of written notice given by the Trustee or Holders of such Notes after the Company and the Trustee receive written notice from the Holders of not less than a majority in aggregate principal amount of the Notes outstanding; or

(d)        the Company or any Material Subsidiary:

(i)         commences a voluntary case in bankruptcy,

(ii)        consents to the entry of an order for relief against it in an involuntary bankruptcy case,

(iii)       consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv)        makes a general assignment for the benefit of its creditors, or

(v)        generally is unable to pay its debts as they become due; or

(e)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)         is for relief against the Company or any Material Subsidiary;

(ii)         appoints a custodian of the Company or any Material Subsidiary for all or substantially all of the property of the Company or of such Material Subsidiary, as applicable; or

(iii)       orders the liquidation of the Company or any Material Subsidiary;

and the order or decree remains unstayed and in effect for 90 consecutive days.

ARTICLE 7.

MISCELLANEOUS

Section 7.01    Trust Indenture Act Controls.

If any provision of this Sixth Supplemental Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties will control.

Section 7.02     Governing Law.

THE INTERNAL LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SIXTH SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 7.03   Successors.

All agreements of the Company in this Sixth Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this Sixth Supplemental Indenture will bind its successors.

Section 7.04   Severability.

In case any provision in this Sixth Supplemental Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 7.05   Counterpart Originals.

The parties may sign any number of copies of this Sixth Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 7.06   Table of Contents, Headings, Etc.

The Table of Contents and Headings of the Articles and Sections of this Sixth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Sixth Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

Dated: May 16, 2016

STARBUCKS CORPORATION

By: /s/ Drew Wolff
Name: Drew Wolff
Title: vice president, treasurer

Signature Page to Supplemental Indenture

Dated: May 16, 2016

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By: Deutsche Bank National Trust Company

By: /s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

By: /s/ Kathryn Fischer
Name: Kathryn Fischer
Title: Assistant Vice President

Signature Page to Supplemental Indenture

EXHIBIT A

(Face of Note)

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Sixth Supplemental Indenture]

CUSIP: 855244 AK5

2.450% Senior Notes due 2026
No.		$
STARBUCKS CORPORATION

promises to pay to CEDE & CO. or registered assigns, the principal sum of                      Dollars on June 15, 2026

Interest Payment Dates: June 15 and December 15

Record Dates: June 1 and December 1

Dated: May 16, 2016

STARBUCKS CORPORATION

By:
Name:
Title:

Date: May 16, 2016

This is one of the Global

Notes referred to in the

within-mentioned Sixth Supplemental Indenture:

Dated: May 16, 2016

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By: Deutsche Bank National Trust Company

By:
Name:
Title:

(Reverse of Note)

2.450% Senior Notes due 2026

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.         INTEREST. Starbucks Corporation, a Washington corporation (the “Company”), promises to pay interest on the principal amount of this Note at 2.450% per annum from the date hereof until maturity. The Company will pay interest semiannually on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest will accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date will be December 15, 2016. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.         METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of the Notes at the close of business on the June 1 or December 1 preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Base Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Paying Agent and Registrar within the Borough of Manhattan in the City of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of the Notes; provided that all payments of principal, premium and interest with respect to Notes the Holders of which have given wire transfer instructions to the Trustee will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.         PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank Trust Company Americas, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.         INDENTURE. This Note is one of a duly authenticated series of securities of the Company issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of August 23, 2007 between the Company and the Trustee, as amended by the Sixth Supplemental Indenture (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of May 16, 2016, between the Company and the

Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections.77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Base Indenture, the provisions of the Note will govern and be controlling, and to the extent any provision of the Note conflicts with the Sixth Supplemental Indenture, the provisions of the Sixth Supplemental Indenture will govern and be controlling, and to the extent any provision of the Base Indenture conflicts with the express provisions of the Sixth Supplemental Indenture, the provisions of the Sixth Supplemental Indenture will govern and be controlling. The Company will be entitled to issue Additional Notes pursuant to Section 2.03 of the Sixth Supplemental Indenture.

5.        OPTIONAL REDEMPTION.

At any time prior to March 15, 2026 (three months prior to the maturity date of the Notes), the Notes will be redeemable, in whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to the greater of:

(i)        100% of the aggregate principal amount of the Notes to be redeemed; or

(ii)        the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus, accrued and unpaid interest on the Notes being redeemed to the redemption date.

Calculation of the foregoing shall be made by the Company or on the Company’s behalf by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

At any time on and after March 15, 2026 (three months prior to the maturity date of the Notes), the Issuer may redeem some or all of the Notes, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

6. MANDATORY REDEMPTION. Except as set forth in paragraph 7, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

7.        REPURCHASE AT OPTION OF HOLDER.

Upon the occurrence of a Change of Control Triggering Event, the Company will be required to offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

8.        NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. No Notes of a principal amount of $2,000 or less shall be redeemed in part.

9.        DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The Notes may be transferred or exchanged as provided in the Sixth Supplemental Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Sixth Supplemental Indenture. The Company need not exchange or transfer any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10.        PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11.        AMENDMENT, SUPPLEMENT AND WAIVER. The Base Indenture may be amended as provided therein. Subject to certain exceptions, the Sixth Supplemental Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, voting as a single class, and compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, voting as a single class. Without the consent of any Holder of a Note, the Sixth Supplemental Indenture or the Notes may be amended or supplemented (i) to cure any ambiguity, defect or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) to provide for the assumption of the Company’s obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s assets; (iv) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Sixth Supplemental Indenture of any such Holder; (v) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (vi) to provide for the issuance of Additional Notes in accordance with the Sixth Supplemental Indenture; or (vii).to evidence and provide for the acceptance of appointment by a successor: trustee with respect to the Notes.

12.         DEFAULTS AND REMEDIES. An “EVENT OF DEFAULT” occurs if: (i) default for a period of 90 days in the payment when due of interest on the Notes; (ii) default in the payment when due of principal of or premium, if any, on the Notes; (iii) the Company fails for 90 days after receipt of notice to the Company to comply with any covenant or warranty of the Company in the Indenture; or (iv) certain events of bankruptcy or insolvency occur with respect to the Company or any Material Subsidiary.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Material Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium or interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required no later than five days after becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

13.        TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14.        NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder, of the Company, as such, will not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15.        AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.        ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.        CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon. The Company will furnish to any Holder upon written request and without charge a copy of the Base Indenture and the Sixth Supplemental Indenture. Requests may be made to:

Starbucks Corporation

2401 Utah Avenue South

Seattle, Washington 98134

Facsimile No.: (206) 318-1045

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company: The agent may substitute another to act for him.

Date:

Your Signature:
(sign exactly as your name appears on the face of this senior note)

Tax Identification No.:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.02 of the Sixth Supplemental Indenture, check the box below:

☐        Section 4.02

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.02 of the Sixth Supplemental Indenture, state the amount you elect to have purchased: $

Date:

Your Signature:
(sign exactly as your name appears on the face of this senior note)

Tax Identification No.:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.